UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                TRIBEWORKS, INC.
                              _____________________
                                (Name of Issuer)


                                  COMMON STOCK
                           __________________________
                         (Title of Class of Securities)


                                    89601T102
                                    _________
                                 (CUSIP Number)


                                DECEMBER 31, 2001
                                _________________
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:


         [ ]      Rule 13d-1(b)


         [ ]      Rule 13d-1(c)


         [X]      Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         89601T102
                  _________

         (1) Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only).

                  DUNCAN JOHN KENNEDY
                  ___________________

         (2)      Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)      [ ]

                  (b)      [ ]

                  N/A      [X]

         (3)      SEC Use Only  _________________________________________

         (4)      Citizenship or Place of Organization

                  CANADA
                  ______


_________________________________________ ____________________________________________________________________________
Number of Shares Beneficially Owned by     (5)   Sole Voting Power:                            2,437,760
Each Reporting Person With
_________________________________________ ____________________________________________________________________________

                                           (6)   Shared Voting Power:                                  0
_________________________________________ ____________________________________________________________________________

                                           (7)   Sole Dispositive Power:                       2,437,760
_________________________________________ ____________________________________________________________________________

                                           (8)   Shared Dispositive Power:                             0
_________________________________________ ____________________________________________________________________________

         (9)      Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,437,760
                  _________

         (10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  [ ]      Yes

                  [X]      No


         (11)     Percent of Class Represented by Amount in Row (9)

                  12.93%
                  ______

         (12)     Type of Reporting Person (See Instructions)

                  IN
                  __

ITEM 1.

(a)      Name of Issuer

                  TRIBEWORKS, INC.
                  ________________

(b)      Address of Issuer's Principal Executive Offices

                  988 MARKET STREET
                  _________________
                  SAN FRANCISCO, CA 94102
                  _______________________

ITEM 2.

(a)      Name of Person Filing

                  DUNCAN JOHN KENNEDY
                  ___________________

(b)      Address of Principal Business Office or, if none, Residence

                  4230 20TH STREET
                  ________________
                  SAN FRANCISCO, CA 94114
                  _______________________
                  USA
                  ___

(c)      Citizenship

                  CANADA
                  ______

(d)      Title of Class of Securities

                  COMMON STOCK
                  ____________

(e)      CUSIP Number

                  89601T102
                  _________


ITEM 3.           IF  THIS   STATEMENT   IS  FILED   PURSUANT   TO  SECTIONS
                  240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:


(a)      [ ]      Broker or dealer registered under section 15 of the Act (15 U.
                  S.C. 78o).


(b)      [ ]      Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).


(c)      [ ]      Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).


(d)      [ ]      Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).


(e)      [ ]      An investment adviser in accordance with section 240.13d-1(b)
                  (1)(ii)(E).


(f)      [ ]      An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

(g)      [ ]      A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).


(h)      [ ]      A savings association as defined in section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813).


(i)      [ ]      A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3).


(j)      [ ]      Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


                  NOT APPLICABLE
                  ______________

ITEM 4.           OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


(a)      Amount beneficially owned:

         2,437,760
         _________

(b)      Percent of class:

         12.93%
         ______

(c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote

                  2,437,760
                  _________

         (ii)     Shared power to vote or to direct the vote

                  0
                  -

         (iii)    Sole power to dispose or to direct the disposition of

                  2,437,760
                  _________

         (iv)     Shared power to dispose or to direct the disposition of

                  0
                  -

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

                  NOT APPLICABLE
                  ______________

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  NOT APPLICABLE
                  ______________

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  NOT APPLICABLE
                  ______________

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  NOT APPLICABLE
                  ______________

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  NOT APPLICABLE
                  ______________

ITEM 10.          CERTIFICATIONS

                  NOT APPLICABLE
                  ______________





         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: FEBRUARY 13, 2002               By:  /S/ DUNCAN JOHN KENNEDY
      _________________                    _______________________
                                           Duncan John Kennedy



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